Exhibit 99.2

RISK FACTORS

Investing in our securities involves a high degree of risk. The risks described below are not the only ones facing us. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business, operations, liquidity and stock price materially and adversely. You should carefully consider the risks and uncertainties described below in addition to the other information included or incorporated by reference in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall and you could lose all or part of your investment.

Risks Related to Our Business

We may undertake mergers or acquisitions, such as our acquisition of Opnext, Inc. (Opnext), that do not prove successful, which would materially and adversely affect our business, prospects, financial condition and results of operations.

From time to time we consider mergers or acquisitions, collectively referred to as “acquisitions,” of other businesses, assets or companies that would complement our current product offerings, enhance our intellectual property rights or offer other competitive opportunities. For example, on March 26, 2012, we entered into an Agreement and Plan of Merger and Reorganization with Opnext, which was completed on July 23, 2012. However, in the future, we may not be able to identify suitable acquisition candidates at prices we consider appropriate. In addition, we are in an industry that is actively consolidating and, as a result, there is no guarantee that we will successfully and satisfactorily bid against third parties, including competitors, when we identify a critical target we want to acquire.

We cannot readily predict the timing or size of our future acquisitions, or the success of our recent or future acquisitions. Failure to successfully implement our acquisition plans could have a material adverse effect on our business, prospects, financial condition and results of operations. Even successful acquisitions could have the effect of reducing our cash balances, diluting the ownership interests of existing stockholders or increasing our indebtedness. For example, in our acquisition of Opnext we issued approximately 38.4 million newly issued shares of our common stock to the former stockholders of Opnext.

In addition, during the first quarter of fiscal year 2012, we issued 0.9 million shares of our common stock related to the settlement of our Xtellus escrow liability. In October 2011, we paid $0.5 million in cash and issued 0.8 million shares of our common stock to pay earnout obligations related to our acquisition of Mintera. In the fourth quarter of fiscal year 2012, we paid $2.2 million to settle a portion of our Mintera earnout obligations, and settled the remaining $8.6 million obligation in cash in the first quarter of fiscal year 2013.

Our acquisition of Opnext and other acquisitions involve a number of other potential risks to our business, including the following, any of which could harm our business:

•	failure to realize the potential financial or strategic benefits of the merger or acquisition;

•	increased costs associated with merged or acquired operations;

•	economic dilution to gross and operating profit (loss) and earnings (loss) per share;

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failure to successfully further develop the combined, acquired or remaining technology, which could, among other things, result in the impairment of amounts recorded as goodwill or other intangible assets;

•	unanticipated costs and liabilities and unforeseen accounting charges;

•	difficulty in integrating product offerings;

•	difficulty in coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

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difficulty in coordinating and integrating the manufacturing activities of our acquired businesses, including with respect to third-party manufacturers, including executing a production capacity ramp up of our South Korea facility and our contract manufacturers to support the potential revenue demand for the WSS-related products of Xtellus, and transferring certain production of Mintera products to our internal facilities, in addition to coordination, integration or transfers of any manufacturing activities associated with our acquisition of Opnext;

•	delays and difficulties in delivery of products and services;

•	failure to effectively integrate or separate management information systems, personnel, research and development, marketing, sales and support operations;

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difficulty in maintaining internal control procedures and disclosure controls that comply with the requirements of the Sarbanes-Oxley Act of 2002, or poor integration of a target’s procedures and controls;

•	difficulty in preserving important relationships of our acquired businesses and resolving potential conflicts between business cultures;

•	uncertainty on the part of our existing customers, or the customers of an acquired company, about our ability to operate effectively after a transaction, and the potential loss of such customers;

•	loss of key employees;

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difficulty in coordinating the international activities of our acquired businesses, including Opnext, which has substantial operations in Japan as well as the United States, and which uses contract manufacturing suppliers in Southeast Asia;

•	the effect of tax laws due to increasing complexities of our global operating structure;

•	greater exposure to the impact of foreign currency changes on our business;

•	the effect of employment law or regulations or other limitations in foreign jurisdictions that could have an impact on timing, amounts or costs of achieving expected synergies; and

•	substantial demands on our management as a result of these transactions that may limit their time to attend to other operational, financial, business and strategic issues.

Our integration with acquired businesses has been and will continue to be a complex, time-consuming and expensive process. We cannot assure you that we will be able to successfully integrate these businesses in a timely manner, or at all, or that any of the anticipated benefits from our acquisition of Opnext or previous acquisitions will be realized. There are inherent challenges in integrating the operations of geographically diverse companies. We may have difficulty, and may incur unanticipated expenses related to, integrating management and personnel from our acquisition of Opnext and previously acquired entities with our management and personnel. Our failure to achieve the strategic objectives of our acquisition of Opnext or previous acquisitions could have a material adverse effect on our revenues, expenses and our other operating results and cash resources, and could result in us not achieving the anticipated potential benefits of these transactions. In addition, we cannot assure you that the growth rate of the combined company will equal the historical growth rate experienced by any of the companies that we have acquired or Opnext. Comparable risks would accompany any divestiture of business or assets we might undertake.

In addition, even if we successfully integrate the operations of Opnext and other companies that we acquire in the future, we cannot predict with certainty which strategic, financial or operating synergies or other benefits, if any, will actually be achieved from our acquisition, the timing of any such benefits, or whether those benefits which have been achieved will be sustainable on a long-term basis. Our failure to successfully integrate the operations of Opnext would likely have a material and adverse impact on our business, prospects, financial condition and results of operations.

Our results of operations have been and will be materially and adversely affected by the flooding in Thailand.

In October 2011, certain areas in Thailand suffered major flooding as a result of monsoons. This flooding had a material impact on our business and results of operations and on the business and results of operations of Opnext. The primary contract manufacturer for us and Opnext, Fabrinet, suspended operations at two factories located in Chokchai, Thailand and Pinehurst, Thailand. The Chokchai factory suffered extensive flood damage and became inaccessible due to high water levels inside and surrounding the manufacturing facility. As a result of this flooding, we and Opnext experienced a significant decline in products sales in fiscal year 2012, and are uncertain about the likelihood of recovering customer share of certain products to pre-flood levels, including certain data communications products. We also had delays in the recovery of our ramp of 40G modulators which impacted our 40G modulator and 40G transponder revenues in our first fiscal quarter of 2012. We also incurred significant damage to our inventory and property and equipment located at the Chokchai facility. During the year ended June 30, 2012, we recorded impairment charges of $4.2 million related to the write-off of the net book value of damaged inventory and $3.9 million related to the write-off of the net book value of property and equipment based on our preliminary estimates of the damage caused by the flooding; and we incurred $5.3 million in personnel-related costs, professional fees and related expenses in connection with our recovery efforts. Similarly, during the quarter ended December 31, 2011, Opnext recorded charges of $9.7 million for fixed asset impairments and $10.9 million for damaged inventory based on its preliminary estimates of the damage caused by the flooding. Although we do not anticipate incurring additional material expenses or losses related to damaged equipment and inventory or recovery efforts in fiscal year 2013, we will continue to evaluate our estimates of flood-related losses.

It is possible that our customers could experience supply chain disruptions as a result of other suppliers whose manufacturing operations in Thailand have been impacted by the flooding which could impact our customers’ demand, or the timing of their demand, for our products. It is also possible that our customers will seek alternative suppliers of comparable products if we are unable to meet their supply needs as a result of the flooding in Thailand. While we believe our insurance coverage, both property and business interruption, will mitigate a portion of the adverse impact, there can be no assurance as to the amount or timing of insurance recoveries beyond those received through September 2012, or that the timing or amounts will be sufficient to fully compensate for negative impacts on our operating cash flow during the recovery period. If we do not efficiently and effectively mitigate the impact of the flooding on our business or if the adverse impact extends for a longer period of time than expected, our results of operations would be materially and adversely affected.

Our revenues and operating results are likely to fluctuate significantly in the future as a result of factors that are outside our control.

Our revenues and operating results are likely to fluctuate significantly in the future as a result of factors that are outside our control. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, changes in the pricing of our products due to competitive pressures as well as order or shipment delays or deferrals, with respect to our products, may cause material fluctuations in revenues. Our lengthy sales cycle, which may extend to more than one year, may cause our revenues and operating results to vary from period to period and it may be difficult to predict the timing and amount of any variation. Delays or deferrals in purchasing decisions by our customers may increase as we develop new or enhanced products for new markets, including data communications, industrial, research, consumer and biotechnology markets. Purchase decisions by our customers are also impacted by the capital expenditure plans of the global telecom carriers, which tend to be the primary customers of our customers. Our current and anticipated future dependence on a small number of customers increases the revenue impact of each such customer’s decision to delay or defer purchases from us, or decision not to purchase products from us. For example, during the second half of fiscal 2012, our revenues were adversely impacted by a significant change in demand expectations from a particular major customer. Our expense levels in the future will be based, in large part, on our expectations regarding future revenue sources and, as a result, operating results for any quarterly period in which material orders fail to occur, or are delayed or deferred, could vary significantly. Because our business is capital intensive, significant fluctuations in our revenues can have a significant adverse impact on our operating results.

We may not realize the anticipated benefits from the transition of our Shenzhen assembly and test operations, and the corresponding long term supply agreement, with Venture.

In March 2012, we entered into a definitive agreement with Venture Corporation Limited (Venture) to transfer our Shenzhen final assembly and test operations to Venture’s Malaysia facility in a phased and gradual transfer of products over a period of three years. In conjunction with this agreement, we entered into a five-year supply agreement with Venture to manufacture and supply us with certain products that were previously manufactured at our Shenzhen facility. There can be no assurance that the transition of our Shenzhen assembly and test operations and the corresponding long term supply agreement with Venture will result in the benefits that we expect. There can be no assurance that we will realize our initial estimate of $35 million in lower working capital requirements, net of related costs incurred, due to the outsourcing of these activities.

On March 28, 2012, shortly after announcing this agreement, certain of our employees in Shenzhen initiated a work stoppage up to and including April 4, 2012. Although we negotiated a resolution to this work stoppage, there can be no assurance that work stoppages will not arise in the future having a material adverse impact on our production output and/or the levels and gross margins of the corresponding product revenues supported by the production output, and/or increasing the net costs of executing the transfer to Venture. Any such work stoppage may adversely impact our revenues and our ability to deliver products to our customers.

We depend on a limited number of suppliers who could disrupt our business if they stopped, decreased, delayed or were unable to meet our demand for shipments of their products.

We depend on a limited number of suppliers of raw materials and equipment used to manufacture our products. We currently also depend on a limited number of contract manufacturers, principally Fabrinet in Thailand, to manufacture certain of our products. We will also increasingly depend on Venture as we transfer our Shenzhen assembly and test operations in a phased and gradual transfer of products to Venture. Some of these suppliers are sole sources. We typically have not entered into long- term agreements with our suppliers other than Fabrinet and Venture, therefore, these suppliers generally may stop supplying us materials and equipment at any time. Our reliance on a sole supplier or limited number of suppliers could result in delivery problems, reduced control over product pricing and quality, and an inability to identify and qualify another supplier in a timely manner. Given the recent macroeconomic downturn, some of our suppliers that may be small or undercapitalized may experience financial difficulties that could prevent them from supplying us materials and equipment. In addition, our suppliers, including our sole source suppliers, may experience manufacturing delays or shut downs due to circumstances beyond their control such as earthquakes, floods, fires or other natural disasters.

Fabrinet’s manufacturing operations are located in Thailand. In October 2011, due to flooding in Thailand, Fabrinet suspended operations at both of their factories that supply us with finished goods. Thailand has also been subject to political unrest in the recent past, including the temporary interruption of service at one of its international airports, and may again experience such political unrest in the future. If Fabrinet is unable to supply us with materials or equipment, or if they are unable to ship our materials or equipment out of Thailand due to future flooding or political unrest, this could materially adversely affect our ability to fulfill customer orders and our results of operations.

Any supply deficiencies relating to the quality or quantities of materials or equipment we use to manufacture our products could materially adversely affect our ability to fulfill customer orders and our results of operations. Lead times for the purchase of certain materials and equipment from suppliers have increased and in some cases have limited our ability to rapidly respond to increased demand, and may continue to do so in the future. These conditions have been exacerbated by suppliers, customers and companies reducing their inventory levels in response to the recent macroeconomic downturn. We are currently evaluating the capabilities of additional potential contract manufacturing partners to ensure we have a scalable and cost effective manufacturing strategy appropriate for executing our business objectives over a long-term horizon. To the extent we introduce additional contract manufacturing partners, introduce new products with new partners and/or move existing internal or external production lines to new partners, we could experience supply disruptions during the transition process. In addition, due to our customers’ requirements relating to the qualification of our suppliers and contract manufacturing facilities and operations, we cannot quickly enter into alternative supplier relationships, which prevents us from being able to respond immediately to adverse events affecting our suppliers.

We have a history of large operating losses and we may not be able to achieve profitability in the future.

We have historically incurred losses and negative cash flows from operations since our inception. As of September 29, 2012, we had an accumulated deficit of $1,202.0 million. We incurred losses from continuing operations for the years ended June 30, 2012 and July 2, 2011, of $66.5 million and $46.4 million, respectively. Similarly, prior to our acquisition of Opnext, it had a history of net losses and negative cash flows. For the fiscal years ended March 31, 2012 and 2011, it incurred net losses of $84.4 million and $31.8 million, respectively. Even though we generated income of $11.0 million from continuing operations for the year ended July 3, 2010, we have not been profitable in subsequent fiscal years and may not be able to achieve profitability in any future periods. If we are unable to become profitable, we may need additional financing, which may not be available to us on commercially acceptable terms or at all, to execute on our current or future business strategies.

We may not be able to maintain or improve gross margin levels.

We may not be able to maintain or improve our gross margins, due to the current economic uncertainty, changes in customer demand (including a change in product mix between different areas of our business) and pricing pressure from increased competition or other factors. During fiscal year 2012, our gross margin decreased as compared to fiscal year 2011. Similarly, Opnext also experienced a decrease in its gross margin during the fiscal year 2012 from fiscal year 2011. We are attempting to reduce our product costs and improve our product mix to offset price competition and erosion expected in most product categories, but there is no assurance that we will be successful. Our gross margins can also be adversely impacted for reasons including, but not limited to, fixed manufacturing costs that would not be expected to decrease in proportion to any decrease in revenues, as occurred due to the flooding in Thailand, unfavorable production yields or variances, increases in costs of input parts and materials, the timing of movements in our inventory balances, warranty costs and related returns, changes in foreign currency exchange rates, and possible exposure to inventory valuation reserves. Any failure to maintain, or improve, our gross margins will adversely affect our financial results, including our goal to achieve sustainable cash flow positive operations.

Our business and results of operations may continue to be negatively impacted by general economic, financial market conditions and market conditions in the industries in which we operate, and such conditions may increase the other risks that affect our business.

Over the past few years, the world’s financial markets have experienced significant turmoil, resulting in reductions in available credit, increased costs of credit, extreme volatility in security prices, potential changes to existing credit terms, rating downgrades of investments and reduced valuations of securities generally. In light of these economic conditions, many of our customers reduced their spending plans, leading them to draw down their existing inventory and reduce orders for our products. It is possible that economic conditions could result in further setbacks, and that these customers, or others, could as a result significantly reduce their capital expenditures, draw down their inventories, reduce production levels of existing products, defer introduction of new products or place orders and accept delivery for products for which they do not pay us due to their economic difficulties or other reasons. These conditions have contributed materially and adversely affected the market conditions in the industries in which we operate, and have had a material adverse impact on our own revenues. For example, our pro-forma revenues (including Oclaro and Opnext) for our first fiscal quarter of 2012 were approximately 24 percent lower than the combined revenues of us and Opnext for the third fiscal quarter of 2011 primarily as a result of the flooding in Thailand and softening market conditions. Over this same period of time, the corresponding market conditions also contributed to significant revenue declines among our primary public company competitors. In addition, the financial downturn affected the financial strength of certain of our customers, including their ability to obtain credit to finance purchases of our products, and could adversely affect additional customers in the future. Our suppliers may also be adversely affected by economic conditions that may impact their ability to provide important components used in our manufacturing processes on a timely basis, or at all. To a large degree, orders from our customers are dependent on demand from telecom carrier capital expenditures around the world. The capital expenditure plans and execution by telecorn carriers can also be adversely impacted, both in terms of total spend and in determination of areas of investment within network infrastructures, by global and regional macroeconomic conditions.

These conditions could also result in reduced capital resources because of the potential lack of credit availability, higher costs of credit and the stretching of payables by creditors seeking to preserve their own cash resources. We are unable to predict the likely duration, severity and potential continuation of any disruption in financial markets and adverse economic conditions in the U.S. and other countries, but the longer the duration the greater the risks we face in operating our business.

The markets in which we operate are highly competitive, which could result in lost sales and lower revenues.

The market for optical components and modules is highly competitive and this competition could result in our existing customers moving their orders to our competitors. We are aware of a number of companies that have developed or are developing optical component products, including tunable lasers, pluggables, wavelength selective switches and thin film filter products, among others, that compete directly with our current and proposed product offerings.

Certain of our competitors may be able to more quickly and effectively:

•	develop or respond to new technologies or technical standards;

•	react to changing customer requirements and expectations;

•	devote needed resources to the development, production, promotion and sale of products; and

•	deliver competitive products at lower prices.

Some of our current competitors, as well as some of our potential competitors, have longer operating histories, greater name recognition, broader customer relationships and industry alliances and substantially greater financial, technical and marketing resources than we do. In addition, market leaders in industries such as semiconductor and data communications, who may also have significantly more resources than we do, may in the future enter our market with competing products. Our competitors and new Chinese companies are establishing manufacturing operations in China to take advantage of comparatively low manufacturing costs. All of these risks may be increased if the market were to further consolidate through mergers or other business combinations between competitors.

Certain of our competitors may not be impacted by the flooding in Thailand and this may place competitive pressures on our ability to recover our flood-affected revenue losses.

We may not be able to compete successfully with our competitors and aggressive competition in the market may result in lower prices for our products and/or decreased gross margins. Any such development could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to raise capital when desired on favorable terms without dilution to our stockholders, or at all.

As of September 29, 2012, we held $73.7 million in cash and cash equivalents and $20.5 million in restricted cash. The optical communications industry is subject to significant operational fluctuations. In order to remain competitive we incur substantial costs associated with research and development, qualification, production capacity and sales and marketing activities in connection with products that may be purchased, if at all, long after we have incurred such costs. In addition, the rapidly changing industry in which we operate, the length of time between developing and introducing a product to market, frequent changing customer specifications for products, customer cancellations of products and general down cycles in the industry, among other things, make our prospects difficult to evaluate. It is possible that we may not generate sufficient cash flow from operations, or be able to draw down on our $50.0 million senior secured revolving credit facility, to the extent we anticipate, or at all, obtain insurance reimbursement proceeds in the amount and within the time frame that we expect, or otherwise have sufficient capital resources to meet our future capital or liquidity needs. If this occurs, we may need additional financing to execute on our current or future business strategies.

If we raise funds through the issuance of equity, equity-linked or convertible debt securities, our stockholders may be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of securities held by existing stockholders. If we raise funds through the issuance of debt instruments, the agreements governing such debt instruments may contain covenant restrictions that limit our ability to, among other things: (i) incur additional debt, assume obligations in connection with letters of credit, or issue guarantees; (ii) create liens; (iii) make certain investments or acquisitions; (iv) enter into transactions with our affiliates; (v) sell certain assets; (vi) redeem capital stock or make other restricted payments; (vii) declare or pay dividends or make other distributions to stockholders; and (viii) merge or consolidate with any entity. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, if and when needed, our ability to fund our operations, develop or enhance our products, or otherwise respond to competitive pressures and operate effectively could be significantly limited.

We have a complex multinational tax structure, and changes in effective tax rates or adverse outcomes resulting from examination of our income tax returns could adversely affect our results.

We have a complex multinational tax structure with multiple types of intercompany transactions, and our allocation of profits and losses among us and our subsidiaries through our intercompany transfer pricing agreements is subject to review by the Internal Revenue Service and other tax authorities. Our future effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, accounting principles or interpretations thereof. In addition, we are also subject to the continuous examination of our income tax returns and related transfer pricing documentation by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from these continuous examinations will not have an adverse effect on our operating results and financial condition.

Our success will depend on our ability to anticipate and respond to evolving technologies and customer requirements.

The market for telecommunications equipment is characterized by substantial capital investment, rapid and unpredictable changes in customer demand and diverse and evolving technologies. For example, the market for optical components is currently characterized by a trend toward the adoption of pluggable components and tunable transmitters that do not require the customized interconnections of traditional fixed wavelength “gold box” devices and the increased integration of components on subsystems. Our ability to anticipate and respond to these and other changes in technology, industry standards, customer requirements and product offerings and to develop and introduce new and enhanced products will be significant factors in our ability to succeed. We expect that new technologies will continue to emerge as competition in the telecommunications industry increases and the need for higher and more cost efficient bandwidth expands. The introduction of new products embodying new technologies or the emergence of new industry standards could render our existing products or products in development uncompetitive from a pricing standpoint, obsolete or unmarketable, which would negatively affect our financial condition and results of operations.

We depend on a limited number of customers for a significant percentage of our revenues.

Historically, we have generated most of our revenues from a limited number of customers. Our dependence on a limited number of customers is due to the fact that the optical telecommunications systems industry is dominated by a small number of large companies. These companies in turn depend primarily on a limited number of major telecommunications carrier customers to purchase their products that incorporate our optical components. For example, during the three months ended September 29, 2012 and in the years ended June 30, 2012, July 2, 2011 and July 3, 2010, our three largest customers accounted for 34 percent, 29 percent, 36 percent and 29 percent of our revenues, respectively. Similarly, for Opnext, sales to its two largest customers in fiscal year 2012 accounted for 41.2 percent of its total revenues and sales to its three largest customers in fiscal year 2011 accounted for 44.7 percent of its total revenues. The combined company continues to rely on a limited number of customers for a significant portion of its revenue. Because we rely on a limited number of customers for significant percentages of our revenues, a decrease in demand for our products from any of our major customers for any reason (including due to market conditions, catastrophic events or otherwise) could have a materially adverse impact on our financial conditions and results of operations. For example, during the second half of fiscal 2012, our revenues were adversely impacted by a significant change in demand expectations from a particular major customer. Further, the industry in which our customers operate is subject to a trend of consolidation. To the extent this trend continues, we may become dependent on even fewer customers to maintain and grow our revenues.

The majority of our long-term customer contracts do not commit customers to specified buying levels, and our customers may decrease, cancel or delay their buying levels at any time with little or no advance notice to us.

The majority of our customers typically purchase our products pursuant to individual purchase orders or contracts that do not contain purchase commitments. Some customers provide us with their expected forecasts for our products several months in advance, but many of these customers may decrease, cancel or delay purchase orders already in place, and the impact of any such actions may be intensified given our dependence on a small number of large customers. If any of our major customers decrease, stop or delay purchasing our products for any reason, our business and results of operations would be harmed. Cancellation or delays of such orders may cause us to fail to achieve our short-term and long-term financial and operating goals and result in excess and obsolete inventory. For example, in mid-September 2010, we did experience certain deferrals and cancellation of orders which adversely impacted our financial results. In addition, during the second half of fiscal 2012, our revenues were adversely impacted by a significant change in demand expectations from a particular major customer.

We have significant manufacturing and research and development operations in China, which exposes us to risks inherent in doing business in China.

The majority of our assembly and test operations, chip-on-carrier operations and manufacturing and supply chain management operations are concentrated in our facility in Shenzhen, China. In addition, we have substantial research and development related activities in Shenzhen and Shanghai, China. To be successful in China we will need to:

•	qualify our manufacturing lines and the products we produce in Shenzhen, as required by our customers;

•	attract and retain qualified personnel to operate our Shenzhen facility, even during the transition period to Venture;

and

•	attract and retain research and development employees at our Shenzhen and Shanghai facilities.

We cannot assure you that we will be able to do any of these.

Employee turnover in China is high due to the intensely competitive and fluid market for skilled labor. To operate our Shenzhen facility under these conditions, we will need to continue to hire direct manufacturing personnel, administrative personnel and technical personnel; obtain and retain required legal authorization to hire such personnel; and incur the time and expense to hire and train such personnel. On March 28, 2012, shortly after announcing the agreement with Venture, certain of our employees in Shenzhen initiated a work stoppage. The work stoppage impacted our Shenzhen manufacturing capabilities temporarily up to and including April 4, 2012. Revenues for the quarter ended March 31, 2012 were adversely impacted by approximately $4.0 million by the work stoppage.

Inflation rates in China are higher than in most jurisdictions in which we operate. We believe that salary inflation rates for the skilled personnel we hire and seek to retain in Shenzhen and Shanghai are likely to be higher than overall inflation rates.

Operations in China are subject to greater political, legal and economic risks than our operations in other countries. In particular, the political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, land use rights, intellectual property, currency controls, employee benefits and other matters. In addition, we may not obtain or retain the requisite legal permits to continue to operate in China, and costs or operational limitations may be imposed in connection with obtaining and complying with such permits.

We intend to continue to export the products manufactured at our Shenzhen facility. Under current regulations, upon application and approval by the relevant governmental authorities, we will not be subject to certain Chinese taxes and will be exempt from certain duties on imported materials that are used in the manufacturing process and subsequently exported from China as finished products. However, Chinese trade regulations are in a state of flux, and we may become subject to other forms of taxation and duties in China or may be required to pay export fees in the future. In the event that we become subject to new forms of taxation or export fees in China, our business and results of operations could be materially adversely affected. We may also be required to expend greater amounts than we currently anticipate in connection with increasing production at our Shenzhen facility. Any one of the factors cited above, or a combination of them, could result in unanticipated costs or interruptions in production, which could materially and adversely affect our business.

Our results of operations may suffer if we do not effectively manage our inventory, and we may incur inventory- related charges.

We need to manage our inventory of component parts and finished goods effectively to meet changing customer requirements. Accurately forecasting customers’ product needs is difficult. Some of our products and supplies have in the past, and may in the future, become obsolete while in inventory due to rapidly changing customer specifications or a decrease in customer demand. We also have exposure to contractual liabilities to our contract manufacturers for inventories purchased by them on our behalf, based on our forecasted requirements, which may become excess or obsolete. Our inventory balances also represent an investment of cash. To the extent our inventory turns are slower than we anticipate based on historical practice, our cash conversion cycle extends and more of our cash remains invested in working capital. If we are not able to manage our inventory effectively, we may need to write down the value of some of our existing inventory or write off non-saleable or obsolete inventory. We have from time to time incurred significant inventory-related charges. Any such charges we incur in future periods could materially and adversely affect our results of operations. As part of the transition of our Shenzhen manufacturing facility to Venture, we may need to invest in additional inventories during the corresponding transition period, and in the future may be exposed to contractual liabilities to Venture for inventories purchased by them on our behalf.

Prior to our merger with Opnext, Opnext initiated plans to relocate its operations located in Totsuka, Japan. Our business may experience disruption due to this planned relocation.

Opnext initiated plans to relocate their manufacturing and research and development facilities, as well as their administrative offices, currently in Totsuka, Japan to a facility they leased from Yokogawa Electric Corporation in Sagamihara-shi, Kanagawa Prefecture, Japan. There can be no assurance that such relocation will not adversely impact our production capacity or manufacturing yields or divert management’s attention from the day-to-day operations of our business, any of which could adversely affect our business, results of operations and cash flows.

Sales of our products could decline if customer and/or supplier relationships are disrupted by our recent acquisition activities.

The customers of acquired businesses, and/or of predecessor companies, may not continue their historical buying patterns. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of our products and our future product strategy, or consider purchasing products of our competitors.

Customers may also seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing our products or may decide not to purchase any products from us. In addition, by increasing the breadth of our business, the transactions may make it more difficult for us to enter into relationships, including customer relationships, with strategic partners, some of whom may view us as a more direct competitor than any of the predecessor and/or acquired businesses as independent companies.

Competitive positions in the market, including relative to suppliers who are also competitors, could change as a result of an acquisition, and this could impact supplier relationships, including the terms under which we do business with such suppliers.

As a result of our recent business combinations, we have become a larger and more geographically diverse organization, with greater available market opportunities. If our management is unable to manage the combined organization efficiently, including the challenges of managing the growth potentially available from expanded market opportunities, our operating results will suffer.

As of September 29, 2012, we had approximately 3,300 employees in a total of 25 facilities around the world. As a result of the acquisition of Opnext, we face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. Our inability to manage successfully the geographically more diverse (including from a cultural perspective) and substantially larger combined organization, including managing and executing the planned acquisition synergies and transitions with Opnext, could have a material adverse effect on our operating results and, as a result, on the market price of our common stock. The Opnext acquisition and other recent acquisitions have increased our serviceable available markets and scaling the company to address the growth potentially available from addressing these markets, and potentially available within our previously existing markets, creates additional challenges of a similar nature.

Our products are complex and may take longer to develop than anticipated and we may not recognize revenues from new products until after long field testing and customer acceptance periods.

Many of our new products must be tailored to customer specifications. As a result, we are developing new products and using new technologies in those products. For example, while we currently manufacture and sell discrete “gold box” technology, we expect that many of our sales of “gold box” technology will soon be replaced by pluggable modules. New products or modifications to existing products often take many quarters or even years to develop because of their complexity and because customer specifications sometimes change during the development cycle. We often incur substantial costs associated with the research and development, design, sales and marketing activities in connection with products that may be purchased long after we have incurred such costs. In addition, due to the rapid technological changes in our market, a customer may cancel or modify a design project before we begin large-scale manufacture of the product and receive revenues from the customer. It is unlikely that we would be able to recover the expenses for cancelled or unutilized design projects. It is difficult to predict with any certainty, particularly in the present economic climate, the frequency with which customers will cancel or modify their projects, or the effect that any cancellation or modification would have on our results of operations. In some cases, the adoption of our new product offerings can also become a function of the pace of adoption of new technologies or new data rates at the telecom network level.

As a result of our global operations, our business is subject to currency fluctuations that have adversely affected our results of operations in recent quarters and may continue to do so in the future.

Our financial results have been and will continue to be materially impacted by foreign currency fluctuations. At certain times in our history, declines in the value of the U.S. dollar versus the U.K. pound sterling have had a major negative effect on our margins and our cash flow. A significant portion of our expenses are denominated in U.K. pounds sterling and substantially all of our revenues are denominated in U.S. dollars.

Fluctuations in the exchange rate between these two currencies and, to a lesser extent, other currencies in which we collect revenues and/or pay expenses could have a material effect on our future operating results. For example during fiscal year 2012, the Swiss franc depreciated approximately 13 percent relative to the U.S. dollar, and the U.K. pound sterling depreciated approximately 3 percent relative to the U.S. dollar, impacting our annual manufacturing overhead and operating expenses. If the U.S. dollar stays the same or depreciates relative to the Swiss franc and/or U.K. pound sterling in the future, our future operating results may be materially impacted. In addition, due to our acquisition of Opnext, we have significant additional exposure to fluctuations in the exchange rate between the U.S. dollar and the Japanese yen, since an increasing portion of our expenses are denominated in Japanese yen. Additional exposure could also result should the exchange rate between the U.S. dollar and the Chinese yuan, the South Korean won, the Israeli shekel, or the Euro vary more significantly than they have to date.

We engage in currency hedging transactions in an effort to cover some of our exposure to U.S. dollar to U.K. pound sterling currency fluctuations, and we may be required to convert currencies to meet our obligations. We may, in the future, enter into similar hedging transactions in an effort to cover some of our exposure to U.S. dollar to Japanese yen currency fluctuations. These transactions may not operate to fully hedge our exposure to currency fluctuations, and under certain circumstances, these transactions could have an adverse effect on our financial condition.

We may record additional impairment charges that will adversely impact our results of operations.

As of September 29, 2012, we had goodwill of approximately $10.9 million and $41.8 million in other intangible assets on our condensed consolidated balance sheet. If we make changes in our business strategy or if market or other conditions adversely affect our business operations, we may be forced to record an impairment charge related to these assets, which would adversely impact our results of operations. If impairment has occurred, we will be required to record an impairment charge for the difference between the carrying value of the goodwill and the implied fair value of the goodwill in the period in which such determination is made. The testing of goodwill for impairment requires us to make significant estimates about the future performance and cash flows of our business, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry, or market conditions, changes in underlying business operations, future reporting unit operating performance, changes in competition, or changes in technologies. Any changes in key assumptions, or actual performance compared with those assumptions, about our business and its future prospects or other assumptions could affect the fair value of one or more reporting units, and result in an impairment charge. During the first quarter of fiscal year 2013, we recorded $0.9 million in restructuring charges related to the impairment of certain technology that is now considered redundant following the acquisition of Opnext.

During the fourth quarter of fiscal year 2012 we completed our annual first step analysis for potential impairment of our goodwill, which included examining the impact of current general economic conditions on our future prospects and the current level of our market capitalization. Based on this analysis, we concluded that our goodwill was not impaired.

During the fiscal year ended July 2, 2011, we determined that the goodwill related to our WSS reporting unit was fully impaired. Impairment of goodwill and other intangible assets for fiscal year 2011 amounted to $20.0 million.

We will incur significant additional restructuring charges that will adversely affect our results of operations.

We have previously enacted a series of restructuring plans and cost reduction plans designed to reduce our manufacturing overhead and our operating expenses that have resulted in significant restructuring charges. Such charges have adversely affected, and will continue to adversely affect, our results of operations for the periods in which such charges have been, or will be, incurred. Additionally, actual costs have in the past, and may in the future, exceed the amounts estimated and provided for in our financial statements. Significant additional charges could materially and adversely affect our results of operations in the periods that they are incurred and recognized.

For instance, we accrued $5.4 million and $2.2 million in restructuring charges during fiscal years 2009 and 2010, respectively, in connection with our merger with Avanex. On July 4, 2009, we completed the exchange of our New Focus business to Newport in exchange for Newport’s high powered laser diode business, which resulted in us incurring $0.5 million in restructuring charges in fiscal year 2010 in connection with the transfer of the Tucson manufacturing operations to our European facilities. During fiscal year 2011, we incurred $0.6 million in restructuring charges related to a restructuring plan specific to our acquisition of Mintera. During fiscal year 2012, we incurred $6.0 million in restructuring charges in connection with the transition of our Shenzhen, China assembly and test operations to Venture, and expect to incur an additional $8.0 million to $12.0 million in restructuring charges over the remaining transition period. During the first quarter of fiscal year 2013, we incurred $8.3 million in restructuring charges in connection with the acquisition and integration of Opnext, and expect to incur approximately a further $1.0 million in restructuring charges related to this plan over the next three fiscal quarters.

If our customers do not qualify our manufacturing lines or the manufacturing lines of our subcontractors for volume shipments, our operating results could suffer.

Most of our customers do not purchase products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. Our existing manufacturing lines, as well as each new manufacturing line, must pass through varying levels of qualification with our customers. Our manufacturing lines have passed our qualification standards, as well as our technical standards. However, our customers also require that our manufacturing lines pass their specific qualification standards and that we, and any subcontractors that we may use, be registered under international quality standards. In addition, we have in the past, and may in the future, encounter quality control issues as a result of relocating our manufacturing lines or introducing new products to fill production. We may be unable to obtain customer qualification of our manufacturing lines or we may experience delays in obtaining customer qualification of our manufacturing lines. Such delays or failure to obtain qualifications would harm our operating results and customer relationships. We are currently evaluating the capabilities of additional potential contract manufacturing partners to ensure we have a scalable and cost effective manufacturing strategy appropriate for executing to our business objectives over a long-term horizon. To the extent we introduce new contract manufacturing partners and move any production lines from existing internal or external facilities the new production lines will likely need to be re-qualified with customers. Exposures to these risks could increase materially during the transition of our Shenzhen product lines to Venture Malaysia, and as a result of our acquisition and integration of Opnext, including relocating certain operations from Totsuka, Japan to a different leased facility in Japan.

Delays, disruptions or quality control problems in manufacturing could result in delays in product shipments to customers and could adversely affect our business.

We may experience delays, disruptions or quality control problems in our manufacturing operations or the manufacturing operations of our subcontractors. As a result, we could incur additional costs that would adversely affect our gross margins, and our product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our revenues, competitive position and reputation. Furthermore, even if we are able to deliver products to our customers on a timely basis, we may be unable to recognize revenues at the time of delivery based on our revenue recognition policies. Exposures to these risks could increase during the transition of our Shenzhen product lines to Venture Malaysia over what is anticipated to be a two to three year period, and with regards to any product line manufacturing transitions associated with our integration of Opnext.

We may experience low manufacturing yields.

Manufacturing yields depend on a number of factors, including the volume of production due to customer demand and the nature and extent of changes in specifications required by customers for which we perform design-in work. Higher volumes due to demand for a fixed, rather than continually changing, design generally results in higher manufacturing yields, whereas lower volume production generally results in lower yields. In addition, lower yields may result, and have in the past resulted, from commercial shipments of products prior to full manufacturing qualification to the applicable specifications. Changes in manufacturing processes required as a result of changes in product specifications, changing customer needs and the introduction of new product lines have historically caused, and may in the future cause, significantly reduced manufacturing yields, resulting in low or negative margins on those products. Moreover, an increase in the rejection rate of products during the quality control process, before, during or after manufacture, results in lower yields and margins. Finally, manufacturing yields and margins can also be lower if we receive or inadvertently use defective or contaminated materials from our suppliers. Any reduction in our manufacturing yields will adversely affect our gross margins and could have a material impact on our operating results.

Our intellectual property rights may not be adequately protected.

Our future success will depend, in large part, upon our intellectual property rights, including patents, copyrights, design rights, trade secrets, trademarks and know-how. We maintain an active program of identifying technology appropriate for patent protection. Our practice is to require employees and consultants to execute non-disclosure and proprietary rights agreements upon commencement of employment or consulting arrangements. These agreements acknowledge our exclusive ownership of all intellectual property developed by the individuals during their work for us and require that all proprietary information disclosed will remain confidential. Although such agreements may be binding, they may not be enforceable in full or in part in all jurisdictions and any breach of a confidentiality obligation could have a negative effect on our business and our remedy for such breach may be limited.

Our intellectual property portfolio is an important corporate asset. The steps we have taken and may take in the future to protect our intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. We cannot assure you that our competitors will not successfully challenge the validity of our patents or design products that avoid infringement of our proprietary rights with respect to our technology. There can be no assurance that other companies are not investigating or developing other similar technologies, that any patents will be issued from any application pending or filed by us, or that, if patents are issued, that the claims allowed will be sufficiently broad to deter or prohibit others from marketing similar products. In addition, we cannot assure you that any patents issued to us will not be challenged, invalidated or circumvented, or that the rights under those patents will provide a competitive advantage to us or that our products and technology will be adequately covered by our patents and other intellectual property. Further, the laws of certain regions in which our products are or may be developed, manufactured or sold, including Asia-Pacific, Southeast Asia and Latin America, may not be enforceable to protect our products and intellectual property rights to the same extent as the laws of the United States, the U.K. and continental European countries. This is especially relevant since we have transferred our assembly and test operations and chip-on-carrier operations, including certain engineering-related functions, to Shenzhen, China, and have recently signed an agreement to transition these assembly and test operations to Malaysia.

Opnext has historically relied on Hitachi for assistance with the research and development efforts related to Opnext’s product portfolio. Any failure of Hitachi to continue to provide these services could have a material adverse effect on our business. Opnext’s product expertise is based on the research ability developed within their Hitachi heritage and through joint research and development in lasers and optical technologies. A key factor to

Opnext’s business success and strategy is fundamental laser research. Opnext relied on access to Hitachi’s research laboratories pursuant to a research and development agreement with Hitachi, which includes access to Hitachi’s research facilities and engineers, to conduct research and development activities that are important to the establishment of new technologies and products vital to their current and future business. Should access to Hitachi’s research laboratories become unavailable or available at less attractive terms in the future, this may impede development of new technologies and products, and our financial condition and operating results could be materially adversely affected.

Our products may infringe the intellectual property rights of others, which could result in expensive litigation or require us to obtain a license to use the technology from third parties, or we may be prohibited from selling certain products in the future.

Companies in the industry in which we operate frequently are sued or receive informal claims of patent infringement or infringement of other intellectual property rights. We have, from time to time, received such claims, including from competitors and from companies that have substantially more resources than us.

Third parties may in the future assert claims against us concerning our existing products or with respect to future products under development, or with respect to products that we may acquire through acquisitions. We have entered into and may in the future enter into indemnification obligations in favor of some customers that could be triggered upon an allegation or finding that we are infringing other parties’ proprietary rights. If we do infringe a third party’s rights, we may need to negotiate with holders of those rights in order to obtain a license to those rights or otherwise settle any infringement claim. We have from time to time received notices from third parties alleging infringement of their intellectual property and where appropriate have entered into license agreements with those third parties with respect to that intellectual property. Any license agreements that we wish to enter into the future with respect to intellectual property rights may not be available to us on commercially reasonable terms, or at all. We may not in all cases be able to resolve allegations of infringement through licensing arrangements, settlement, alternative designs or otherwise. We may take legal action to determine the validity and scope of the third-party rights or to defend against any allegations of infringement. The recent economic downturn could result in holders of intellectual property rights becoming more aggressive in alleging infringement of their intellectual property rights and we may be the subject of such claims asserted by a third party. In the course of pursuing any of these means or defending against any lawsuits filed against us, we could incur significant costs and diversion of our resources and our management’s attention. Due to the competitive nature of our industry, it is unlikely that we could increase our prices to cover such costs. In addition, such claims could result in significant penalties or injunctions that could prevent us from selling some of our products in certain markets or result in settlements or judgments that require payment of significant royalties or damages.

If we fail to obtain the right to use the intellectual property rights of others necessary to operate our business, our business and results of operations will be materially and adversely affected.

Certain companies in the telecommunications and optical components markets in which we sell our products have experienced frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including academic institutions and our competitors. Optical component suppliers may seek to gain a competitive advantage or other third parties, inside or outside our market, may seek an economic return on their intellectual property portfolios by making infringement claims against us. We currently in-license certain intellectual property of third parties, and in the future, we may need to obtain license rights to patents or other intellectual property held by others to the extent necessary for our business. Unless we are able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could be used to inhibit or prohibit our production and sale of existing products and our development of new products for our markets. Licenses granting us the right to use third-party technology may not be available on commercially reasonable terms, or at all. Generally, a license, if granted, would include payments of up-front fees, ongoing royalties or both. These payments or other terms could have a significant adverse impact on our operating results. In addition, in the event we are granted such a license, it is likely such license would be non-exclusive and other parties, including competitors, may be able to utilize such technology. Our larger competitors may be able to obtain licenses or cross-license their technology on better terms than we can, which could put us at a competitive disadvantage. In addition, our larger competitors may be able to buy such technology and preclude us from licensing or using such technology.

Prior to our acquisition of Opnext, Opnext licensed its intellectual property to Hitachi and its wholly owned subsidiaries without restriction. In addition, Hitachi is free to license certain of Hitachi’s intellectual property that Opnext used in its business to any third party, including competitors, which could harm our business and operating results.

Opnext was initially created as a stand-alone entity by acquiring certain assets of Hitachi through various transactions. In connection with these transactions, Opnext acquired a number of patents and know-how from Hitachi, but also granted Hitachi and its wholly owned subsidiaries a perpetual right to continue to use those patents and know-how, as well as other patents and know-how that Opnext developed during a period which ended in July 2011 (or which will end in October 2012 in certain cases). This license back to Hitachi is broad and permits Hitachi to use this intellectual property for any products or services anywhere in the world, including licensing this intellectual property to competitors of the combined company.

Additionally, while significant intellectual property owned by Hitachi was assigned to Opnext when Opnext was formed, Hitachi retained and only licensed to Opnext the intellectual property rights to underlying technologies used in both Opnext products and the products of Hitachi. Under the agreement, Hitachi remains free to license these intellectual property rights to the underlying technologies to any party, including competitors. The intellectual property that has been retained by Hitachi and that can be licensed in this manner does not relate solely or primarily to one or more of Opnext’s products, or groups of products; rather, the intellectual property that is licensed to Opnext by Hitachi is generally used broadly across Opnext’s entire product portfolio. Competition by third parties using the underlying technologies retained by Hitachi could harm the Opnext business, financial condition and results of operations.

The inability to obtain government licenses and approvals for desired international trading activities or technology transfers may prevent the profitable operation of our business.

Many of our present and future business activities are subject to licensing by the United States government under the Export Administration Act, the Export Administration Regulations and other laws, regulations and requirements governing international trade and technology transfer. We presently manufacture products in China and Thailand that require such licenses. The profitable operations of our business may require the continuity of these licenses and may require further licenses and approvals for future products in these and other countries. However, there is no certainty to the continuity of these licenses, nor that further desired licenses and approvals may be obtained.

We generate a significant portion of our revenues internationally and therefore are subject to additional risks associated with the extent of our international operations.

For fiscal years ended June 30, 2012, July 2, 2011 and July 3, 2010, 18 percent, 17 percent and 19 percent of our revenues, respectively, were derived from sales to customers located in the United States and 82 percent, 83 percent and 81 percent of our revenues, respectively, were derived from sales to customers located outside the United States. Similarly, for Opnext’s fiscal years ended March 31, 2012, 2011 and 2010, 45 percent, 40 percent and 45 percent of its revenues, respectively, were derived from sales to customers located in the United States and 55 percent, 60 percent and 55 percent of its revenues, respectively, were derived from sales to customers located outside the United States. We are subject to additional risks related to operating in foreign countries, including:

•	currency fluctuations, which could result in increased operating expenses and reduced revenues;

•	greater difficulty in accounts receivable collection and longer collection periods;

•	difficulty in enforcing or adequately protecting our intellectual property;

•	ability to hire qualified candidates;

•	foreign taxes;

•	political, legal and economic instability in foreign markets;

•	foreign regulations;

•	changes in, or impositions of, legislative or regulatory requirements;

•	trade restrictions, including restrictions imposed by the United States government on trading with parties in foreign countries;

•	transportation delays;

•	epidemics and illnesses;

•	terrorism and threats of terrorism;

•	work stoppages and infrastructure problems due to adverse weather conditions or natural disasters;

•	work stoppages related to employee dissatisfaction;

•	changes in import/export regulations, tariffs, and freight rates; and

•	the effective protections of, and the ability to enforce, contractual arrangements.

Any of these risks, or any other risks related to our foreign operations, could materially adversely affect our business, financial condition and results of operations.

We may face product liability claims.

Despite quality assurance measures, defects may occur in our products. The occurrence of any defects in our products could give rise to liability for damages caused by such defects, including consequential damages. Such defects could, moreover, impair market acceptance of our products. Both could have a material adverse effect on our business and financial condition. In addition, we may assume product warranty liabilities related to companies we acquire, which could have a material adverse effect on our business and financial condition. In order to mitigate the risk of liability for damages, we carry product liability insurance with a $25.0 million aggregate annual limit and errors and omissions insurance with a $5.0 million annual limit. We cannot assure you that this insurance would adequately cover our costs arising from any defects in our products or otherwise.

If we fail to attract and retain key personnel, our business could suffer.

Our future success depends, in part, on our ability to attract and retain key personnel. Competition for highly skilled technical personnel is extremely intense and we continue to face difficulty identifying and hiring qualified engineers in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Our future success also depends on the continued contributions of our executive management team and other key management and technical personnel, each of whom would be difficult to replace. The loss of services of these or other executive officers or key personnel or the inability to continue to attract qualified personnel could have a material adverse effect on our business. Following the closing of our acquisition of Opnext, we and our Chairman and Chief Executive Officer, Alain Couder, agreed upon a plan by which Mr. Couder will continue as our Chairman and Chief Executive Officer until June 30, 2014, when he will retire from the position of Chief Executive Officer. We will need to identify and recruit Mr. Couder’s successor as Chief Executive Officer over the next two years. If we fail to identify or recruit the right person to be his successor in a timely manner, such a failure could have a material adverse effect on our business. It is also possible that as we approach Mr. Couder’s expected retirement date, we could find it more difficult to retain key employees as they contemplate a change in our Chief Executive Officer position.

In addition, certain employees of companies we have acquired, including Opnext, that are now employed by us may decide to no longer work for us with little or no notice for a number of reasons, including dissatisfaction with our corporate culture, compensation, and new roles or responsibilities, among others.

Our business and operating results may be adversely affected by natural disasters or other catastrophic events beyond our control.

Our business and operating results are vulnerable to natural disasters, such as earthquakes, fires, tsunami, volcanic activity and floods, as well as other events beyond our control such as power loss, telecommunications failures and uncertainties arising out of terrorist attacks in the United States and armed conflicts overseas. For example, in the latter three quarters of fiscal year 2012, our results of operations were materially and adversely impacted by the flooding in Thailand. Additionally, our corporate headquarters and a portion of our research and development and manufacturing operations are located in Silicon Valley, California, and select manufacturing facilities which were acquired through our acquisition of Opnext are located in Japan. These regions in particular have been vulnerable to natural disasters, such as earthquakes and tsunamis. The occurrence of any of these events could pose physical risks to our property and personnel, which may adversely affect our ability to produce and deliver products to our customers. Although we presently maintain insurance against certain of these events, we cannot be certain that our insurance will be adequate to cover any damage sustained by us or by our customers.

Risks Related to Regulatory Compliance and Litigation

We are subject to anti-corruption laws in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act, or the FCPA. Our failure to comply with these laws could result in penalties which could harm our reputation and have a material adverse effect on our business, results of operations and financial condition.

We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits, along with various other anticorruption laws. Although we have implemented policies and procedures designed to ensure that we, our employees and other intermediaries comply with the FCPA and other anticorruption laws to which we are subject, there is no assurance that such policies or procedures will work effectively all of the time or protect us against liability under the FCPA or other laws for actions taken by our employees and other intermediaries with respect to our business or any businesses that we may acquire. We have manufacturing operations in China and other jurisdictions, many of which pose elevated risks of anti-corruption violations, and we export our products for sale internationally. This puts us in frequent contact with persons who may be considered “foreign officials” under the FCPA, resulting in an elevated risk of potential FCPA violations. If we are not in compliance with the FCPA and other laws governing the conduct of business with government entities (including local laws), we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Any investigation of any potential violations of the FCPA or other anticorruption laws by U.S. or foreign authorities could harm our reputation and have an adverse impact on our business, financial condition and results of operations.

A lack of effective internal control over our financial reporting could result in an inability to report our financial results accurately, which could lead to a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

In April 2012, in connection with the restatement of our previously issued consolidated financial statements as of and for the quarters ended December 31, 2011 and October 1, 2011, our management re-evaluated the effectiveness of our disclosure controls and procedures. As a result of that re-evaluation, our management determined that a material weakness existed in our internal controls over financial reporting such that our disclosure controls and procedures related to accounting for income taxes were not effective as of December 31, 2011 and October 1, 2011. Additional information regarding the prior period restatements are contained in Note 1 to the condensed consolidated financial statements included as part of Amendment No. 1 to Quarterly

Report on Form 10-Q for each of the respective quarters. During the quarter ended March 31, 2012, we implemented enhancements to our internal controls over financial reporting, including adding additional monitoring controls over the preparation and filing of foreign income tax returns. Our remediation efforts, including the testing of these controls continued throughout our fiscal year 2012. The material weakness was considered remediated in the fourth quarter of fiscal year 2012, once these controls were shown to be operational for a sufficient period of time to allow management to conclude that these controls were operating effectively. However, we cannot assure you that similar material weaknesses will not recur. If additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed. Our failure to implement and maintain effective internal control over financial reporting could result in a material misstatement of our financial statements or otherwise cause us to fail to meet our financial reporting obligations. This, in turn, could result in a loss of investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our business, financial condition, operating results and our stock price, and we could be subject to stockholder litigation as a result. Even if we are able to implement and maintain effective internal control over financial reporting, the costs of doing business may increase and our management may be required to dedicate greater time and resources to that effort. In addition, we have in the past, and may in the future, acquire companies that have either experienced material weaknesses in their internal controls over financial reporting or have had no previous reporting obligations under Sarbanes-Oxley. Failure to integrate acquired businesses into our internal controls over financial reporting could cause those controls to fail.

Litigation may substantially increase our costs and harm our business.

We are a party to numerous lawsuits and will continue to incur legal fees and other costs related thereto, including potentially expenses for the reimbursement of legal fees of officers and directors under indemnification obligations. The expense of continuing to defend such litigation may be significant. In addition, there can be no assurance that we will be successful in any defense. Further, the amount of time that will be required to resolve these lawsuits is unpredictable and these actions may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters that may arise from time to time could have a material adverse effect on our business, results of operations and financial condition.

In addition, from time to time, we have been a party to certain intellectual property infringement litigation as more fully described above under “Risks Related to Our Business—Our products may infringe the intellectual property rights of others, which could result in expensive litigation or require us to obtain a license to use the technology from third parties, or we may be prohibited from selling certain products in the future.”

Our business involves the use of hazardous materials, and we are subject to environmental and import/export laws and regulations that may expose us to liability and increase our costs.

We handle hazardous materials as part of our manufacturing activities. Consequently, our operations are subject to environmental laws and regulations governing, among other things, the use and handling of hazardous substances and waste disposal. We may incur costs to comply with current or future environmental laws. As with other companies engaged in manufacturing activities that involve hazardous materials, a risk of environmental liability is inherent in our manufacturing activities, as is the risk that our facilities will be shut down in the event of a release of hazardous waste, or that we would be subject to extensive monetary liabilities. The costs associated with environmental compliance or remediation efforts or other environmental liabilities could adversely affect our business. Under applicable European Union regulations, we, along with other electronics component manufacturers, are prohibited from using lead and certain other hazardous materials in our products. We could lose business or face product returns if we fail to maintain these requirements properly.

In addition, the sale and manufacture of certain of our products require on-going compliance with governmental security and import/export regulations. We may, in the future, be subject to investigation which may result in fines for violations of security and import/export regulations. Furthermore, any disruptions of our product shipments in the future, including disruptions as a result of efforts to comply with governmental regulations, could adversely affect our revenues, gross margins and results of operations.

Risks Related to Our Common Stock

We have a substantial amount of debt and may be unable to service or refinance this debt, which could have a material adverse effect on our business in the future, and may place us at a competitive disadvantage in our industry.

As of September 29, 2012, the Parent had consolidated debt of $85.7 million outstanding, all of which was secured.

This high level of debt could have negative consequences. For example, it could:

•	result in our inability to comply with the financial and other restrictive covenants in our current and future credit facilities;

•	increase our vulnerability to adverse industry and general economic conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make scheduled principal payments on our debt, thereby reducing the availability of our cash flow for working capital, capital investments and other business activities;

•	limit our ability to obtain additional financing to fund future working capital, capital investments and other business activities;

•	limit our ability to refinance our indebtedness on terms that are commercially reasonable, or at all;

•	expose us to the risk of interest rate fluctuations to the extent we pay interest at variable rates on the debt;

•	limit our flexibility to plan for, and react to, changes in our business and industry; or

•	place us at a competitive disadvantage relative to our less leveraged competitors.

Despite existing debt levels, we may still be able to incur substantially more debt, which would increase the risks associated with our leverage.

Even with our existing debt levels, we may be able to incur substantial amounts of additional debt in the future, including debt under the senior secured revolving credit facility and any future credit facilities, some or all of which may be secured. Although the terms of the senior secured revolving credit facility and any future credit facilities will limit our ability to incur additional debt, these terms do not and will not prohibit us from incurring substantial amounts of additional debt. If new debt is added to our current debt levels, the related risks that we and they now face could intensify and could further exacerbate the risks associated with our leverage.

Servicing our debt will require a significant amount of cash and our ability to generate cash may be affected by factors beyond our control.

Our business may not generate cash flow in an amount sufficient to enable us to pay the principal of, or interest on, our indebtedness or to fund our other liquidity needs, including working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements.

If we cannot fund our liquidity needs, we will have to take actions such as: reducing or delaying capital expenditures, product development efforts, strategic acquisitions, investments and alliances; selling assets; restructuring or refinancing our debt; or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be affected on commercially reasonable terms, or at all, or that they would permit us to meet our scheduled debt service obligations. Our Credit Agreement limits the use of the proceeds from any disposition of assets disposition. As a result, we may not be allowed to use the proceeds from such dispositions to satisfy all current debt service obligations. In addition, if we incur additional debt, the risks associated with our substantial leverage, including the risk that we would be unable to service our debt or generate enough cash flow to fund our liquidity needs, could intensify.

At times, the market price of our common stock has fluctuated significantly.

The market price of our common stock has been, and is likely to continue to be, highly volatile. For example, between September 29, 2012 and December 7, 2012, the market price of our common stock ranged from a low of $1.11 per share to a high of $2.81 per share. Many factors could cause the market price of our common stock to rise and fall. In addition to the matters discussed in other risk factors included in our public filings, some of the reasons for the fluctuations in our stock price are:

•	fluctuations in our results of operations, including our gross margins;

•	changes in our business, operations or prospects;

•	hiring or departure of key personnel;

•	new contractual relationships with key suppliers or customers by us or our competitors;

•	proposed acquisitions by us or our competitors;

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financial results or projections that fail to meet public market analysts’ expectations and changes in stock market analysts’ recommendations regarding us, other optical technology companies or the telecommunication industry in general;

•	future sales of common stock, or securities convertible or exchangeable into or exercisable for common stock;

•	adverse judgments or settlements obligating us to pay damages;

•	future issuances of common stock in connection with acquisitions or other transactions;

•	acts of war, terrorism, or natural disasters;

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industry, domestic and international market and economic conditions, including the global macroeconomic downturn over the last three years and related sovereign debt issues in certain parts of the world;

•	low trading volume in our stock;

•	developments relating to patents or property rights; and

•	government regulatory changes.

In connection with our acquisition of Xtellus, during the first quarter of fiscal year 2012 we issued 0.9 million shares of our common stock to settle our escrow liability. In connection with our acquisition of Mintera, during the second quarter of fiscal year 2012, we issued 0.8 million shares of our common stock to pay portions of the 12 month earnout obligations. In connection with our acquisition of Opnext, during the first quarter of fiscal year 2013, we issued 38.4 million shares of our common stock. These issuances and the subsequent sale of these shares will dilute our existing stockholders and could potentially have a negative impact on our stock price.

Our shares of common stock have experienced substantial price and volume fluctuations, in many cases without any direct relationship to our operating performance. An outgrowth of this market volatility is the significant vulnerability of our stock price to any actual or perceived fluctuation in the strength of the markets we serve, regardless of the actual consequence of such fluctuations. As a result, the market price for our stock is highly volatile. These broad market and industry factors have caused the market price of our common stock to fluctuate, and may in the future cause the market price of our common stock to fluctuate, regardless of our actual operating performance.

We are not restricted from issuing additional shares of our common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. Issuances of shares of our common stock or convertible securities, including outstanding options and warrants, will dilute the ownership interest of our stockholders.

We are subject to pending securities class action and shareholder derivative legal proceedings.

When the market price of a stock experiences a sharp decline, as our stock price recently has, holders of that stock have often brought securities class action litigation against the company that issued the stock. Several securities class action lawsuits have been filed against us and certain of our current and former officers and directors. Other class action lawsuits have been initiated against Opnext, us and certain of our respective current and former officers and directors as purported derivative actions. The securities class action complaints allege violations of section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated by the Securities and Exchange Commission. Each purported derivative complaint alleges, among other things, counts for breaches of fiduciary duty, waste, and unjust enrichment. These lawsuits will likely divert the time and attention of our management. In addition, if these suits are resolved in a manner adverse to us, the damages we could be required to pay may be substantial and could have an adverse impact on our results of operations and our ability to operate our business.

Fluctuations in our operating results could adversely affect the market price of our common stock.

Our revenues and other operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, changes in the pricing of our products due to competitive pressures as well as order or shipment delays or deferrals, with respect to our products, may cause material fluctuations in revenues. Our lengthy sales cycle, which may extend to more than one year, may cause our revenues and operating results to vary from period to period and it may be difficult to predict the timing and amount of any variation. Delays or deferrals in purchasing decisions by our customers may increase as we develop new or enhanced products for new markets, including data communications, industrial, research, consumer and biotechnology markets. Purchase decisions by our customers are also impacted by the capital expenditure plans of the global telecom carriers, which tend to be the primary customers of our customers. Our current and anticipated future dependence on a small number of customers increases the revenue impact of each such customer’s decision to delay or defer purchases from us, or decision not to purchase products from us. Our expense levels in the future will be based, in large part, on our expectations regarding future revenue sources and, as a result, operating results for any quarterly period in which material orders fail to occur, or are delayed or deferred, could vary significantly.

Because of these and other factors, quarter-to-quarter comparisons of our results of operations may not be indicative of our future performance. In future periods, our results of operations may differ, in some cases materially, from the estimates of public market analysts and investors. Such a discrepancy, or our failure to meet published financial projections, could cause the market price of our common stock to decline.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any dividends on our common stock. We anticipate that we will retain any future earnings to support operations and to finance the development of our business and do not expect to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

We can issue shares of preferred stock that may adversely affect your rights as a stockholder of our common stock.

Our certificate of incorporation authorizes us to issue up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock. For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the holders of our common stock;

•	make it more difficult for a third-party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of our common stock.

We may in the future issue shares of authorized preferred stock at any time.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover, even if such a transaction would be beneficial to our stockholders.

Some provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These include provisions:

•	authorizing the board of directors to issue preferred stock;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of stockholders;

•	prohibiting stockholder actions by written consent;

•	creating a classified board of directors pursuant to which our directors are elected for staggered three-year terms;

•	permitting the board of directors to increase the size of the board and to fill vacancies;

•	requiring a super-majority vote of our stockholders to amend our bylaws and certain provisions of our certificate of incorporation; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law which limit the right of a corporation to engage in a business combination with a holder of 15 percent or more of the corporation’s outstanding voting securities, or certain affiliated persons. We do not currently have a stockholder rights plan in place.

Although we believe that these charter and bylaw provisions, and provisions of Delaware law, provide an opportunity for the board to assure that our stockholders realize full value for their investment, they could have the effect of delaying or preventing a change of control, even under circumstances that some stockholders may consider beneficial.